EXHIBIT 99.1

Medical Practice Income, Inc., a Subsidiary of USA Equities Corp., Announces QHSLab

A Physician-Directed and AI-Enhanced Software as a Medical Device (SaMD) Company

West Palm Beach, FL – June 30, 2020 – USA Equities Corp. (OTC Link: USAQ), a company focused on value-based healthcare solutions and physician-directed digital medicine, announced the launch of QHSLab, a Software as a Service (SaaS) platform today.

QHSLab will be brought to the marketplace through approximately 150 primary care practices in Florida. Physicians, nurse practitioners, and ancillary medical practice staff will be active users of this platform, utilizing its proprietary algorithm initially for selecting appropriate allergen immunotherapy treatment sets for their patient populations.

Primary care physicians are overwhelmed by the number of patients suffering from allergies. Allergies often signal other health related concerns, indicating an immune system that is going wrong. Doctors need easy-to-use, digital medicine solutions that save time and money, while delivering the right treatment to patients that need it. Through our AI-enhanced, physician-directed platform, QHSLab, we are increasing the primary care physicians ability to more effectively address the issues with their patients, while saving patients time and expensive visits to a specialist when not absolutely necessary,” said Troy Grogan, President and CEO of Medical Practice Income, Inc.

Fredric Pullen MD, FACS, an Allergy and Ear, Nose & Throat Specialist based in Palm Beach Gardens, FL and Professor of Otolaryngology at the University of Miami Miller School of Medicine, shared the following insight regarding QHSLab: “It’s so much easier for busy primary care physicians to have a software system that can automatically generate the patient’s allergy formulas for their appropriate immunotherapy, based on their allergy test results. It saves time and potential error which is a definite plus for non-allergy specialist doctors.”

There are over 450,000 primary care physicians, including licensed nurse practitioners, in the United States. Many are reporting higher rates of fatigue and burnout due to long hours, heavy patient caseloads, and declining practice revenue from a lack of healthcare reimbursements. Digital medicine applications are a critical component to delivering quality patient care and added revenue to the physician’s practice.

With the addition of QHSLab, not only will physicians be better equipped to treat patients, but they will also be able to sustain their practices with ongoing revenue through healthcare reimbursements, generating much needed new income per practice, per year.

Grogan also shared his vision for the future of QHSLab, “We already see future iterations of QHSLab that will prove exciting additions to this innovative software platform. We will be expanding our platform to help monitor and course-correct medical conditions beyond allergies such as hypertension, cardiovascular disease, prediabetes, metabolic syndrome, anxiety and arthritis for example. We will continue our mission of focusing on prevention, and patient wellness, while supporting the frontline of healthcare, the primary care physician. We recognize the significance of the primary care physician in the healthcare system, now more than ever.”

About USA Equities Corp (OTC Link: USAQ)

On December 20, 2019 USA Equities Corp entered into and consummated a share exchange with the former stockholders of Medical Practice Income, Inc. (MPI), a Florida corporation. As a result of the Share Exchange, MPI became our wholly-owned-subsidiary. We are focused on value-based healthcare solutions, clinical informatics and algorithmic personalized medicine including digital therapeutics, behavior based remote patient monitoring, chronic care and preventive medicine. The Company’s intellectual properties, products and information service portfolio is directed towards prevention, early detection, management and reversal of cardio-metabolic and other chronic diseases. Our principle objectives are to develop proprietary software tools, devices, and approaches, providing more granular, timely, and specific clinical decision-making information for practicing physicians and other health care providers to address todays obese, diabetic and cardiovascular disease population and is located in West Palm Beach, Florida. For more information, visit www.MedicalPracticeIncome.com/discover.

Forward-Looking Statements

This press release contains forward-looking statements which are identified by words such as ‘may’, ‘could’, ‘believes’, ‘estimates’, ‘targets’, ‘expects’, or ‘intends’ and other similar words that involve risks and uncertainties. These statements have not been based solely on historical facts but on USA Equities Corp current expectations about future events and results. You should consider that as such statements relate to future matters, they are subject to various inherent risks, uncertainties and assumptions that could cause actual results or events to differ materially from expectations described in the forward-looking statement. Various important factors could cause actual results or events to differ materially from the forward-looking statements that USA Equities Corp makes, including, but not limited to, the risk that software development and studies may be delayed and may not have satisfactory outcomes, the risk that costs required to continue our Software as a Service (SaaS) or to expand our operations will be higher than anticipated and other risks described in the “Risk Factors” section of our Annual Report on Form 10-K filed by USA Equities Corp with the SEC on February 21, 2020. Except where required by law, USA Equities Corp. has no intention to update or revise forward looking statements, or to publish prospective financial information in the future, regardless of whether new information, future events or any other factors affect the information contained in this presentation. None of USA Equities Corp Directors, Consultants, or any other person named with their consent in this presentation can assure you that any forward-looking statement or result expressed or implied by any forward-looking statement will be achieved.

Investor & Media Contact:
Olivia Giamanco
Medical Practice Income, Inc.
(929) 374-6503
Admin@medicalpracticeincome.com